Exhibit 99.1

EXCO Resources, Inc. 12377 Merit Drive, Suite 1700, Dallas, Texas 75251 (214) 368-2084 FAX (214) 368-2087

EXCO RESOURCES ANNOUNCES SALE OF CERTAIN

MID-CONTINENT AND EAST TEXAS PRODUCING ASSETS

DALLAS—(BUSINESS WIRE)—Jun. 29, 2009— (NYSE: XCO) (“EXCO”) today announced that it has reached an agreement with Encore Operating, L.P., (NYSE: EAC) (“Encore”) to sell its Norge Marchand Unit in Grady County, Oklahoma, other selected Oklahoma, Kansas and Texas Panhandle assets, and its Gladewater Field and Overton Field assets in Gregg, Upshur and Smith Counties, Texas for $375 million, subject to customary purchase price adjustments.

As of December 31, 2008, the properties include estimated proved reserves of 4.7 million barrels of oil (Mmbbls) and 148 billion cubic feet (Bcf) of natural gas, or 176 billion cubic feet of natural gas equivalent (Bcfe), based on year-end SEC pricing. Current net production includes 1,223 barrels of oil per day and 26.9 million cubic feet per day of natural gas, or 34.1 million cubic feet of natural gas equivalent per day. The sale includes approximately 66,700 net acres, of which approximately 7,000 acres are undeveloped, and also includes gathering systems and compression attributable to certain of the assets.

The sale to Encore is expected to close in August 2009, subject to customary closing conditions, and is effective as of April 1, 2009.

Douglas H. Miller, EXCO’s Chief Executive Officer, commented, “As we have previously announced, we have elected to sell certain non-strategic assets, and this sale is a part of that effort. We have now reached agreement on nearly $450 million of such asset sales and will continue our efforts.”

EXCO was advised by Scotia Waterous (USA) Inc. and Tristone Capital, LLC in these transactions.

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, development and production company headquartered in Dallas, Texas with principal operations in East Texas, North Louisiana, Appalachia, West Texas and the MidContinent.

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s Chairman, Douglas H. Miller, or its President, Stephen F. Smith, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

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This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. Business plans may change as circumstances warrant. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: estimates of reserves, commodity price changes, regulatory changes and general economic conditions. These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission. EXCO undertakes no obligation to publicly update or revise any forward-looking statements.

The SEC has generally permitted oil and natural gas companies, in filings made with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use the terms “probable,” “possible,” “potential,” “unproved,” or “potential,” to describe volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC’s guidelines prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by the company. While we believe our calculations of unproved drillsites and estimation of unproved reserves have been appropriately risked and are reasonable, such calculations and estimates have not been reviewed by third party engineers or appraisers. Investors are urged to consider closely the disclosure in our Annual Report on Form 10-K for the year ended December 31, 2008 available on our website at www.excoresources.com under the Investor Relations tab or by calling us at 214-368-2084.

Source: EXCO Resources, Inc.

EXCO Resources, Inc.

Douglas H. Miller, 214-368-2084

Chairman

or

Stephen F. Smith, 214-368-2084

President